Exhibit 4.13

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS

BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY

TREATS AS PRIVATE OR CONFIDENTIAL

Assets Transfer Agreement

On

Kuaidian Platforms

Between

Kuaidian Power (Beijing) New Energy Technology Co., Ltd.

And

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd

Signed at: Chaoyang, Beijing

Signed on: February 1, 2022

Party A (Transferor): Kuaidian Power (Beijing) New Energy Technology Co., Ltd.

Legal representative: Zheng Linyi

Address: Room 202, 2/F, Block G, Building 7, Yard 1, Yaojiayuan South Road, Chaoyang District, Beijing

Party B (Transferee): Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd

Legal Representative: Yang Tianyue

Address: 205, Building 8, Lingfeng Street Resort Management Committee, Fuyu South Road, Lingfeng Street, Anji County, Huzhou City, Zhejiang Province (self declaration)

WHEREAS:

(A) Party A owns the Transferred Fixed Assets (as defined below); and

(B) Party A agrees to sell to Party B, and Party B agrees to acquire from Party A, the Transferred Fixed Assets according to the terms and conditions hereof.

NOW THEREFORE, both Parties, through friendly negotiation, agree on the transfer of the said fixed assets as follows.

1. Definition

Unless otherwise defined in the terms or context of this Agreement, the following terms shall have the meanings as follows.

1.1 Kuaidian Platforms: refer to an APP program independently developed by Party A for mobile internet charging service (i.e., Kuaidian APP) and other online applications.

1.2 Users: refer to the natural persons registered on the Kuaidian Platforms, including the users merely registered and the users who have transactions on the platform, etc.

1.3 Operator: refers to the new energy vehicle charging facilities operator who has reached an interconnection cooperation with Party A, and such operator can provide charging services to Users with new energy charging needs through the Kuaidian Platforms.

1.4 Commercial Contracts: refer to the cooperation agreements signed by Party A with other companies and institutions to ensure the normal operation of the Kuaidian Platforms, such as the interconnection cooperation agreement signed with the Operator, the payment cooperation agreement signed with third-Party payment institutions, etc.

1.5 Transferred Fixed Assets: refer to the Kuaidian Platforms and all technical and commercial information and records related to the Kuaidian Platforms, including but not limited to the following assets. For details, see Article 3 hereof “Details of Asset Transfer”.

1.5.1 All past transaction data, including but not limited to the list of validated User, information and materials of Users (including those provided by validated Users and those obtained by Party A), past transaction records, and other information and data of Users;

1.5.2 Relevant systems serving the charge poles operator and the transaction data recorded in the systems;

1.5.3 Commercial Contracts;

1.5.4 For all of the above cases, no matter in what form or medium the information or record is contained or recorded.

1.6 Closing Date: refers to the date when the Transferred Fixed Assets hereof are transferred by Party A to Party B. As of the Closing Date, Party B has the ownership of the Transferred Fixed Assets and has the right to dispose of them at its own discretion.

2. Outline of the Transfer

2.1 Background

With the continuous improvement of the National Security Law, the Network Security Law, the Data Security Law, the Network Security Review Measures and other relevant laws, data compliance plays a crucial role in a company’s business compliance, sustainable operation and capital market operation. In order to strengthen the compliance with respect to network security, data security and personal information protection, reduce the possibility of endangering national security, and ensure that Party A’s capital market operation in the future will not endanger national security, both Parties concluded a Restructuring Agreement on [], under which Party A will complete the data stripping from the aspects of equity structure and business adjustment. Specifically, for the business adjustment, Party A will transfer to Party B the Transferred Fixed Assets such as relevant businesses operated based on Kuaidian App and other online applications (collectively, “Kuaidian Platforms”) and data (including the Users’ personal information collected and held based on the Kuaidian Platforms and charging pile data that may be considered as important data).

2.2 Transfer Intention

Party A has held a shareholders’ meeting at the workplace of Building 7, Yard 1, Yaojiayuan South Road, Chaoyang District, Beijing and formed a resolution (“Resolution of the Shareholders’ Meeting”) on the transfer of the Transferred Fixed Assets such as the Kuaidian Platforms and relevant businesses and data.

After conducting due diligence on Party A’s Transferred Fixed Assets, Party B agrees to acquire such Transferred Fixed Assets so transferred by Party A within the scope agreed herein.

3. Details of the Transferred Fixed Assets

The assets to be transferred by Party A to Party B are as follows:

3.1 Kuaidian App, including but not limited to the Kuaidian App itself and all source codes, databases, documents, technical data, graphics, pictures, images and other data and information in various forms, formats and media.

3.2 Kuaidian applet, including WeChat applet, Alipay applet and Kuaidian EE applet.

3.3 Social media accounts, including WeChat official account and Tiktok account opened in the name of Party A, subject to the final confirmation of both Parties.

3.4 All business data of the Kuaidian Platforms as of the Closing Date, including but not limited to member Users’ purchase records, Users’ activity participation records, etc.

3.5 Kuaidian merchant system, including but not limited to all source codes, databases, documents, technical data, graphics, pictures, images and other data and information in various forms, formats and media.

3.6 All business data of the Kuaidian merchant system as of the Closing Date, including but not limited to the list of operators, operators’ system docking technical documents, and all the charging pile data collected by the Kuaidian merchant system as of the Closing Date.

4. Transfer Process and Schedule

In view of the large amount of the Transferred Fixed Assets, both Parties need to carry out assets docking, system online implementing / commissioning and other works several times, so both Parties agree to form a special project team for unified deployment and implementation.

4.1 Both Parties jointly designated Zhang Youxing (title: CTO; contact information: [Redacted]) as the general person in charge of the project and to be responsible for the overall implementation, follow-up and supervision of the asset transfer, and handling the problems arising from the asset transfer. The general person in charge may designate the persons in charge of each itemized work in the asset transfer, and give guidance on relevant matters to ensure that the asset transfer is completed on time and as scheduled.

4.2 The asset transfer shall commence in February 2022 and complete no later than June 2022. In case the period of asset transfer needs to be postponed due to the occurrence of any unforeseen and uncontrollable event, or an itemized work needs to be adjusted or changed during the process of asset transfer, both Parties shall conclude a supplementary agreement separately.

4.3 Specific schedule of asset transfer:

4.3.1 Stage I: Counting of the Transferred Fixed Assets

The project team shall organize the personnel of both Parties to count the transferred assets.

4.3.2 Stage II: Delivery of the Transferred Fixed Assets

1) After both Parties complete the counting in Stage I, the project team shall, within 3 working days, organize the personnel of both Parties to jointly effect the transfer and handle the handover procedures according to the transfer list, hand over all source codes, documents, technical materials, etc. related to the Kuaidian App and merchant management system, and assist Party B in online operation test, transfer all business data and other business materials and information. When all of the said conditions are satisfied, the transaction of asset transfer can be legally closed on the same day.

4.3.3 Stage III: Subsequent matters

As of the Closing Date, Party B will become the legal owner of the Transferred Fixed Assets and enjoy all the rights and undertake all the obligations related to the Transferred Fixed Assets, while Party A shall no longer enjoy any rights or undertake any obligations and liabilities related to the Transferred Fixed Assets (unless otherwise specified herein). That is, Party B shall perform corresponding obligations in accordance with the Commercial Contracts and the supplementary agreement related to this transfer, and bear all liabilities arising therefrom.

4.4 Even if a successful transfer of the Transferred Fixed Assets, after the closing of the transfer transaction, Party A still needs to assist Party B in handling the disputes or events arising or occurring prior to the Closing Date until the disputes or events are resolved or handled.

4.5 Use and license of trademarks

Party A guarantees that the trademark owner will grant Party B the license to use relevant trademarks free of charge, subject to the Trademark License Contract signed between Party B and the trademark owner.

4.6 Arrangement of relevant employees

For the employees who intend to sign a labor contract with Party B, Party A will terminate the labor contracts with them in accordance with the labor contract law, so that such employees can sign the labor contract with Party B.

5. Arrangement for the Transition Period

5.1 The period from the Closing Date to June 2022 shall be the transition period of the Transferred Fixed Assets. During the transition period, Party A shall assist Party B in maintaining the normal operation of the businesses related to the Transferred Fixed Assets.

5.2 During the transition period, Party A undertakes to take all necessary measures to assist Party B in concluding relevant Commercial Contracts with its partners, or concluding relevant tripartite supplementary agreements and new business agreements. Both Parties shall reach an agreement with other parties to the said contracts on matters related to the transfer, so that Party B can obtain all the interests under the said contracts and perform its obligations thereunder from the date of successful transfer.

5.3 Party A shall assist Party B in updating the Users’ contracts on the Kuaidian Platforms.

5.4 During the transition period, all expenses and income arising from business operation shall be owned by Party B.

6. Representations and Warranties

6.1 Party A warrants to transfer the Transferred Fixed Assets to Party B on the Closing Date specified herein and complete the works required in the transition period with due diligence.

6.2 As of the date of signing this Agreement until the handover of the Transferred Fixed Assets in accordance with the provisions hereof, Party A represents and warrants to Party B as follows:

6.2.1 Party A has legal, effective and full ownership of the Transferred Fixed Assets, and guarantees that it has not created any creditor’s right, mortgage, pledge, recourse or any other security agreement or third-party interest on the Transferred Fixed Assets.

6.2.2 Party A’s transfer of its company assets is legal and effective under the laws and regulations and other relevant provisions of China and the articles of association of Party A, and Party A’s shareholders’ meeting has adopted a resolution unanimously approving the assets transfer.

6.2.3 The documents and materials related to Party A and the Transferred Fixed Assets that Party A submitted to Party B are true, accurate and complete.

6.3 Party B undertakes and warrants that its execution of this Agreement and acquisition of the Transferred Fixed Assets hereunder have been approved and authorized by the management organ of the company, and its execution of this Agreement is a legal and effective act of the company.

7. Confidentiality

Both Parties shall keep confidential the contents of this Agreement and the other Party’s trade secrets, technical secrets, Users’ resources and other information obtained hereunder, and shall not disclose them to a third party without prior written consent of the other Party. Otherwise, the disclosing Party shall bear all the liabilities with respect thereto. For any confidentiality agreement signed or reached between Party A and the Users prior to the Closing Date, Party B agrees and guarantees to succeed Party A’s obligations thereunder to Users.

8. Liability for Breach

Each Party shall exercise its rights and perform its obligations in accordance with this Agreement. Unless otherwise agreed herein, either Party who fails to perform its obligations hereunder or in accordance with the provisions hereof and thus cause loss to the other Party shall compensate the other Party accordingly.

9. Dispute Resolution

9.1 For any dispute arising from or in connection with this Agreement, both Parties shall try their best to settle them amicably.

9.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, including disputes related to the existence, effectiveness, establishment, validity, interpretation, performance or termination of this Agreement, shall be submitted to arbitration for final resolution. The arbitration shall be conducted by the Beijing Arbitration Commission in accordance with its current arbitration rules, which will be incorporated into this Article by reference. The place of arbitration shall be Beijing, China. The number of arbitrators shall be three, all appointed in accordance with the arbitration rules. The arbitration award shall be final and binding upon both Parties.

10. Force Majeure

10.1 In case of an unforeseen or force majeure event as a result of which the Agreement cannot be performed or cannot be fully performed and which is confirmed by both Parties in writing, neither Party shall be held liable for breach of contract.

10.2 The Party suffering force majeure event shall notify the other Party of the event, preliminary loss and preliminary analysis of the cause of the event within one day after the occurrence of the event. After the event is eliminated, both Parties shall actively cooperate with each other to resume the performance of their respective obligations.

11. Miscellaneous

11.1 After the signing of this Agreement, no modification or amendment shall be made to this Agreement unless it is made by both Parties through a written supplement / amendment agreement.

11.2 A Party’s waiver of any provision of this Agreement shall take effect only after such Party signs a written document confirming the waiver. A Party’s failure to exercise or delay in exercising any right, power or remedy hereunder shall not constitute such Party’s waiver of such right, power or remedy, nor a single or partial exercise of any right, power or remedy hereunder shall preclude its further exercise of such right, power or remedy or the exercise of any other right, power or remedy. Without limiting the generality of the foregoing provisions, a Party’s waiver of the other Party’s breach of any provision of this Agreement shall not be deemed as a waiver of any subsequent breach of that provision, nor shall it be deemed as a waiver of a breach of any other provision of this Agreement.

11.3 Each provision of this Agreement shall be deemed to be an independent obligation and shall be enforceable separately, even if any obligation is unenforceable in whole or in part. If any provision of this Agreement is enforceable, such provision shall be deemed to be deleted from this Agreement, and such deletion shall not affect the enforceability of other provisions of this Agreement.

11.4 Any and all taxes and fees (including but not limited to value-added tax) arising from the execution and performance of this Agreement shall be borne by Party A. In case Party B incurs any taxes or fees due to the execution and performance of this Agreement, Party A shall make full compensation.

11.5 This Agreement shall come into force after being sealed by both Parties. This Agreement is made in two (2) copies, with each Party holding one of them.

(End of the Body Text)

(This is the signature page of the Asset Transfer Agreement only).

Party A:

Kuaidian Power (Beijing) New Energy Technology Co., Ltd.. (seal)

Signature:	/s/ ZHENG Linyi
Name: ZHENG Linyi
Title: Legal Representative

(This is the signature page of the Asset Transfer Agreement only).

Party B:

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. (seal)

Signature:	/s/ YANG Tianyue
Name: YANG Tianyue
Title: Legal Representative